As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SOGOU INC.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	98-0480242
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 15, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(Address of Principal Executive Offices, Including Zip Code)

2010 Share Incentive Plan &

2017 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Timothy B. Bancroft, Esq.

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐
Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)

Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (3)
Class A Ordinary Shares, par value $0.001 per share	4,331,254	(4)	$0.001		$4,331.25	(5)	$0.54
Class A Ordinary Shares, par value $0.001 per share	1,677,873	(6)	$11.77	(7)	$19,748,565.21	(7)	$2,458.70
Class A Ordinary Shares, par value $0.001 per share	28,000,000	(8)	$11.77	(7)	$329,560,000.00	(7)	$41,030.22
Total	34,009,127		N/A		$349,312,896.46		$43,489.46

(1)

The Class A Ordinary Shares of Sogou Inc. (the “Registrant”) registered hereunder may be represented by American depositary shares (“ADSs”), with each ADS representing one Class A Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Class A Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-221233).

(2)

This Registration Statement covers, in addition to the number of Class A Ordinary Shares specified in the table above, an indeterminate number of Class A Ordinary Shares that may be offered under the Registrant’s 2010 Share Incentive Plan (as amended and restated to date, the “2010 Plan”) and/or the Registrant’s 2017 Share Incentive Plan (as amended and restated to date, the “2017 Plan”) as a result of one or more adjustments under the 2010 Plan or the 2017 Plan to prevent dilution resulting from share splits, share dividends, and similar transactions.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 (the “Securities Act”).
(4)	Consists of Class A Ordinary Shares that are issuable upon the exercise of outstanding options that were previously granted under the 2010 Plan with an exercise price of $0.001 per share.
(5)	Calculated pursuant to Rule 457(h)(1) under the Securities Act.
(6)	Represents the number of Class A Ordinary Shares that remain available for issuance with respect to future equity incentive awards under the 2010 Plan.
(7)

Estimated pursuant to Rule 457(h) and (c) solely for the purpose of calculating the amount of registration fee based on the average high and low prices for the Registrant’s ADSs reported by the New York Stock Exchange for December 26, 2017.

(8)	Represents the number of Class A Ordinary Shares that are available for issuance under the 2017 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Part I of Form S-8 will be provided to participants in the 2010 Plan and the 2017 Plan in accordance with the introductory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents, which have previously been filed with the Securities and Exchange Commission (the “SEC”), are incorporated in this Registration Statement by reference:

(a)                                 The Registrant’s latest Annual Report on Form 20-F pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b)(4) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (a) above;

(c)                                  The Registrant’s Registration Statement on Form F-6 (No. 333-221233) filed with the SEC on October 31, 2017; and

(d)                                 The description of the Class A Ordinary Shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38279) filed with the SEC on November 6, 2017, which incorporates by reference the description of the Class A Ordinary Shares and ADSs contained in the prospectus, filed with the SEC on November 9, 2017 pursuant to Rule 424(b) under the Securities Act, that forms a part of the Registrant’s Registration Statement on Form F-1 (File No. 333-220928) originally filed with the SEC on October 13, 2017.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 20-F covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable

Item 6.         Indemnification of Officers and Directors

The Registrant’s Amended and Restated Articles of Association as currently in effect permit indemnification of officers and directors for losses, damages, costs, and expenses incurred in their capacities as such unless such losses or damages arise from fraud or dishonesty of such directors or officers.  This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. The Registrant has entered into indemnification agreements with the Registrant’s directors that provide such persons with indemnification beyond that provided in the Registrant’s Amended and Restated Articles of Association.

Item 7.         Exemption From Registration Claimed

Not Applicable.

Item 8.         Exhibits

The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9.         Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s Amended and Restated Articles of Association, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares being registered
10.1(1)	Sogou Inc. 2010 Share Incentive Plan
10.2	Sogou Inc. 2017 Share Incentive Plan
23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an Independent Registered Public Accounting Firm
23.2	Consent of Conyers Dill & Pearman (included in opinion filed as Exhibit 5.1)
24	Power of Attorney (included on signature page)

(1)              Incorporated herein by reference to the Registrant’s Registration Statement on Form F-1 (File No. 333-220928) originally filed with the SEC on October 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on December 29, 2017.

Sogou Inc.

By:	/s/ Xiaochuan Wang
Name: Xiaochuan Wang
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiaochuan Wang and James Deng, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys- in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Xiaochuan Wang	Director and Chief Executive Officer	December 29, 2017
Xiaochuan Wang	(principal executive officer)

/s/ James Deng	Chief Financial Officer (principal financial
James Deng	and principal accounting officer)	December 29, 2017

/s/ Charles Zhang	Chairman of the Board of Directors
Charles Zhang		December 29, 2017

/s/ Yuxin Ren	Director
Yuxin Ren		December 29, 2017

/s/ Joanna Lu	Director
Joanna Lu		December 29, 2017

/s/ Bin Gao	Director
Bin Gao		December 29, 2017

/s/ Joseph Chen	Director
Joseph Chen		December 29, 2017

/s/ Janice Lee	Director
Janice Lee		December 29, 2017

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in the City of Newark, Delaware on December 29, 2017.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director